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EXHIBIT 10(AA)

DESCRIPTION OF SUPPLEMENTAL PENSION ARRANGEMENT FOR C. WEBB EDWARDS

     Under an agreement made in 1995 at the time he was employed by the former Norwest Corporation, C. Webb Edwards is entitled to a supplemental annual retirement benefit provided he remains an employee of Wells Fargo & Company until he reaches the age of 55. To determine the amount of this benefit, the Company first will calculate a hypothetical annual retirement benefit assuming Mr. Edwards had been employed by the Company since July 23, 1984. The Company will calculate this hypothetical amount under the Company's Cash Balance and Supplemental Cash Balance Plans and, alternatively, under the Norwest Corporation Pension and Norwest Corporation Supplemental Pension Plans, using the greater of the two amounts as the hypothetical annual retirement benefit for purposes of determining Mr. Edward's supplemental annual retirement benefit. The Company then will subtract from the hypothetical annual retirement benefit (1) the actual combined annual retirement benefit Mr. Edwards will receive under the Company's Cash Balance and Supplemental Cash Balance Plans, and (2) the amount by which the annuitized value of Mr. Edward's combined balances in the Company's 401(k) and Supplemental 401(k) Plans exceeds the annuitized value of a hypothetical combined account balance under the First Interstate Bancorp 401(k) and Supplemental 401(k) Plans. The Company will calculate the annuitized value of Mr. Edward's combined balances in the Company's 401(k) and Supplemental 401(k) Plans using the 1983 Group Annuity Mortality table for a male of Mr. Edward's age at retirement and seven percent interest. The Company will calculate the annuitized value of a hypothetical combined account balance under the First Interstate Bancorp 401(k) and Supplemental 401(k) Plans assuming that Mr. Edwards had contributed six percent of his base salary with a 50% company match beginning May 1, 1995 and using the 1983 Group Annuity Mortality table for a male of Mr. Edward's age at retirement and seven percent interest.